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Exhibit 99.1

[Huntsman Letterhead]

FOR IMMEDIATE RELEASE	Media Contact:
February 13, 2002	Don Olsen (703) 741-5885
Finance Contact: Kimo Esplin (801) 584-5700

HUNTSMAN RELEASES FOURTH QUARTER RESULTS

POSITIVE RESULTS IN FACE OF CONTINUED ECONOMIC UNCERTAINTIES

        Houston, TX—The combined Huntsman companies posted fourth quarter 2002 Operating EBITDA of $157.5 million, compared to $134.6 million for the same period one year ago. For the year ended 2002 the combined Huntsman companies had Operating EBITDA of $726.7 million, compared to $523.6 million in 2001.

        Huntsman International LLC ("Huntsman International") had fourth quarter Operating EBITDA of $123.4 million, compared to $64.9 million for the fourth quarter of 2001. Huntsman LLC (formerly Huntsman Corporation) had fourth quarter Operating EBITDA of $32.6 million, compared to $70.3 million for the same period one year ago. Other Huntsman operating entities had a fourth quarter Operating EBITDA of $1.5 million, compared to a loss of $0.6 million for the fourth quarter of 2001. Unusual expenses for the fourth quarter for all entities were $15.1 million, compared to $438.0 million for the same period in 2001, attributed largely to restructuring and reorganization charges and a write down of our Polymer assets in 2001.

        Note: Details of fourth quarter results for Huntsman companies and their business segments, are attached.

        Peter R. Huntsman, President and CEO, commented, "We believe these positive results, especially compared to a year ago, are evidence of our employees' ability to manage our companies successfully through very challenging operating conditions. Uncertainties continued to plague the world's economies in the fourth quarter, and wildly fluctuating energy costs made planning difficult. Yet we exceeded our forecasts.

        "We now see markets beginning to tighten, are confident in our ability to pass increasing costs on to our customers, and remain optimistic about the future."

        The combined Huntsman companies constitute the world's largest privately held chemical company. The operating companies manufacture basic products for a variety of global industries including chemicals, plastics, automotive, footwear, paints and coatings, construction, high-tech, agriculture, health care, textiles, detergent, personal care, furniture, appliances and packaging. Originally known for pioneering innovations in packaging, and later, rapid and integrated growth in petrochemicals, Huntsman-held companies today have annual revenues of over $7 billion, more than 13,000 employees and facilities in 44 countries.

Huntsman Companies Combined

In Millions (Unaudited)	Three Months Ended December 31, 2002	Three Months Ended December 31, 2001	Year Ended December 31, 2002	Year Ended December 31, 2001
Huntsman International LLC	$123.4	$64.9	$487.8	$431.0
Huntsman LLC	32.6	70.3	233.3	90.6
Huntsman Other	1.5	(0.6)	5.6	2.0

Operating EBITDA(2)	157.5	134.6	726.7	523.6
Unusual Items	(15.1)	(438.0)	(28.4)	(654.3)

EBITDA(1)	$142.4	$(303.4)	$698.3	$(130.7)

(1)
EBITDA is defined as earnings from continuing operations before interest expense, depreciation and amortization, taxes, and equity in earnings (loss) of unconsolidated affiliates.

(2)
Included within Operating EBITDA above is loss on sale of accounts receivable. For Huntsman International, such loss was $1.2 million for fourth quarter 2002, $4.8 million for fourth quarter 2001, $5.5 million for the year 2002, and $12.8 million for the year ended 2001. For Huntsman LLC, such loss was $0.8 million for fourth quarter 2001 and $5.9 million for the year 2001.

        Huntsman manufactures and markets its products through Huntsman International and Huntsman LLC. These entities are independently financed. Huntsman Other is largely comprised of two independently financed Australian operating subsidiaries owned by Huntsman LLC. One of the Australian subsidiary's results were reported on the equity method through September 30, 2002. Had such results been consolidated, the impact on Huntsman Other Operating EBITDA would be a decrease of $10.2 million for the year ended December 31, 2001 and an increase of $6.3 million for the year ended December 31, 2002.

Huntsman International LLC
Operating Segments

In Millions (Unaudited)	Three Months Ended December 31, 2002	Three Months Ended December 31, 2001	Year Ended December 31, 2002	Year Ended December 31, 2001
Operating Segment Sales
Polyurethanes	$509.0	$465.0	$2,066.0	$2,073.7
Performance Products	147.5	127.8	574.3	455.3
Pigments	211.1	193.0	880.3	872.1
Base Chemicals	306.2	240.2	1,097.5	1,268.6
Eliminations	(23.8)	(19.9)	(100.0)	(94.5)

Total	$1,150.0	$1,006.1	$4,518.1	$4,575.2

Operating EBITDA
Polyurethanes	$72.4	$68.6	$365.1	$300.4
Performance Products	8.1	2.7	31.8	21.1
Pigments	26.2	22.2	71.4	141.3
Base Chemicals	8.3	(13.0)	13.8	20.4
Unallocated and other(1)	8.4	(15.6)	5.7	(52.2)

Operating EBITDA(1)	123.4	64.9	487.8	431.0
Unusual Items	(6.6)	(50.7)	(7.7)	(45.6)

EBITDA	$116.8	$14.2	$480.1	$385.4

(1)
Included within Operating EBITDA above is loss on sale of accounts receivable. For Huntsman International, such loss was $1.2 million for fourth quarter 2002, $4.8 million for fourth quarter 2001, $5.5 million for the year 2002, and $12.8 million for the year ended 2001, and is included within Unallocated and Other.

Three Months Ended December 31, 2002
Compared to Three Months Ended December 31, 2001

        For the three months ended December 31, 2002, Huntsman International had Operating EBITDA of $123.4 million on revenues of $1,150.0 million, compared to Operating EBITDA of $64.9 million on revenues of $1,006.1 million for the same period in 2001. This represents an increase of $58.5 million in Operating EBITDA and $143.9 million, or 14% in revenues.

        Increased revenues were mainly attributable to higher average selling prices and increased sales volumes in all segments. Revenues also benefited from the strengthening of the Euro and GBP Sterling versus the U.S. dollar.

        Unusual items represent certain income and expenses that are separated from Operating EBITDA so as not to distort comparative Operating EBITDA. For the three months ended December 31, 2002, a $3.5 million charge resulted from restructuring and the closure of the Alcover, Spain surfactants plant within the Performance Products segment. A $3.1 million charge resulted from asset write-offs related to the closure of a titanium dioxide manufacturing unit in Greatham, UK within the Pigments segment. For the three months ended December 31, 2001, there was a $6.0 million abandoned transaction cost, and a $44.7 million restructuring charge in the Polyurethanes segment as a result of the Company's cost reduction initiatives.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

        For the year ended December 31, 2002, Huntsman International had Operating EBITDA of $487.8 million on revenues of $4,518.1 million, compared to Operating EBITDA of $431.0 million on revenues of $4,575.2 million in 2001. This represents an increase of $56.8 million in Operating EBITDA and a decrease of $57.1 million, or 1%, in revenues.

        Total revenues were relatively flat from 2001 to 2002. Base Chemicals revenues were lower due to the discontinuance of cumene sales beginning in the first quarter of 2002 and lower average selling prices and sales volumes for most products. This decrease was offset by increased revenues in Performance Products largely attributable to the acquisition of the European surfactants business from Albright & Wilson, a subsidiary of Rhodia, in April of 2001.

        Unusual items represent certain income and expenses that are separated from Operating EBITDA so as not to distort comparative Operating EBITDA. For the year ended December 31, 2002, a $4.6 million charge resulted from restructuring and the closure of the Alcover, Spain surfactants plant within the Performance Products segment. A $3.1 million charge resulted from asset write-offs related to the closure of a titanium dioxide manufacturing facility in Greatham, UK within the Pigments segment. For the year ended December 31, 2001, there was a $1.9 million charge resulting from cost reduction initiatives within the Pigments segment, a $6.0 million abandoned transaction cost, and a $44.7 million restructuring charge. The charges were offset by $7.0 million of income resulting from the sale of the Company's interest in Nippon Polyurethane Industry LTD.

Segment Discussion

Polyurethanes

        For the three months ended December 31, 2002, Polyurethanes Operating EBITDA increased by $3.8 million, or 6%, to $72.4 million from $68.6 million in the same period in 2001. The increase resulted mainly from higher average selling prices in MDI, TDI, and MTBE. These increases were substantially offset by higher feedstock prices, as benzene and methanol were 54% and 84% higher, respectively, in the fourth quarter of 2002 than in the fourth quarter of 2001. SG&A costs for fourth quarter 2002 increased by 6% compared to fourth quarter 2001, mainly as a result of a weakening U.S. dollar versus the Euro. Expressed in the respective functional currencies, SG&A costs were relatively flat.

        For the year ended December 31, 2002, Polyurethanes Operating EBITDA increased by $64.7 million, or 22%, to $365.1 million from $300.4 million for the year 2001. Increased Operating EBITDA resulted from increased sales volumes and overall lower energy and feedstock prices, which more than offset a decline in selling prices. SG&A, including research and development costs, remained relatively flat in 2002 compared to 2001. Lower costs resulting from our cost reduction initiatives were offset by foreign exchange losses, bad debt expenses and increased pension costs in 2002.

Performance Products

        For the three months ended December 31, 2002, Performance Products Operating EBITDA increased by $5.4 million to $8.1 million from $2.7 million in the same period in 2001. Sales volumes of ethyleneamines increased by 48% in the fourth quarter of 2002 compared to the fourth quarter of 2001 as the California shipping strike and the temporary shutdown of a production facility at our Freeport site in the third quarter created delayed demand resulting in a favorable fourth quarter volume. Sales volumes and average selling prices of surfactants were higher in the fourth quarter of 2002. Feedstock prices were generally lower, quarter over quarter. Increased gross profit was partially offset by additional SG&A costs related to restructuring activities and increased bad debts.

        For the year ended December 31, 2002, Performance Products Operating EBITDA increased by $10.7 million, or 51%, to $31.8 million from $21.1 million for the year 2001. Increased Operating EBITDA is largely due to non-comparable sales from the surfactants business we acquired in April 2001 and the ethlyeneamines business we acquired in February 2001. During 2002, Performance Products benefited from increased sales volumes and lower raw materials costs. Average selling prices decreased on ethyleneamines due to increased sales in the Asia/Pacific region where selling prices are lower. SG&A costs increased due to ongoing restructuring activities.

Pigments

        For the three months ended December 31, 2002, Pigments Operating EBITDA increased by $4.0 million, or 18%, to $26.2 million from $22.2 million in the same period in 2001. Sales revenue increased by 10% due to higher sales volumes, higher average selling prices and favorable currency movements. Higher revenues were offset by a general increase in fixed costs due to unfavorable foreign currency movements, higher SG&A costs related to the implementation of our SAP software system and increased pension costs.

        For the year ended December 31, 2002, Pigments Operating EBITDA decreased by $69.9 million, or 49%, to $71.4 million from $141.3 million for 2001. The decline in Operating EBITDA is mainly due to an unfavorable supply-demand balance during 2001, which negatively affected selling prices in 2002. Sales volumes increased by 7% while selling prices decreased by an average of 6% worldwide. SG&A costs increased due to costs associated with the implementation of our SAP software system and increased pension costs.

Base Chemicals

        For the three months ended December 31, 2002, Base Chemicals Operating EBITDA increased by $21.3 million to $8.3 million from a loss of $13.0 million for the same period in 2001. In general, sales volumes and average selling prices were each higher in the fourth quarter of 2002 than in the fourth quarter of 2001. Despite an increase of approximately 50% in naphtha prices from the fourth quarter 2001 to the fourth quarter 2002, margins for 2002 improved as increases in average selling prices outpaced increased costs paid for raw materials and feedstocks.

        For the year ended December 31, 2002, Base Chemicals Operating EBITDA decreased by $6.6 million, or 32%, to $13.8 million from $20.4 million for the year 2001. Decreased Operating EBITDA was mainly due to lower sales volumes of ethylene and propylene, and lower selling prices for ethylene and paraxylene. Margins were lower in the olefins market were lower in 2002. The effect of reduced selling prices was compounded by a 1% increase in the cost of naphtha, our primary feedstock. Lower Operating EBITDA also resulted from the cost of purchasing product to cover the second quarter turnaround of our olefins production facility. SG&A costs, including research and development expenditures, were relatively unchanged in 2002 as compared to 2001.

Unallocated Items

        Unallocated items include unallocated corporate overhead, loss on the sale of accounts receivable, foreign exchange and other non-operating income (expense) items.

        For the three months ended December 31, 2002, Operating EBITDA from unallocated items increased by $24.0 million to $8.4 million from a loss of $15.6 million in the same period in 2001. Unallocated corporate overhead remained fairly consistent for the three months ended December 31, 2002, compared to the same period in 2001. The additional income resulted mainly from higher foreign exchange gains in the fourth quarter of 2002 compared to the fourth quarter of 2001, due primarily to an increase in the Euro and GBP Sterling. Foreign exchange gains were $18.0 million for the last three months of 2002, compared to $0.5 million for the same period in 2001.

        For the year ended December 31, 2002, Operating EBITDA from unallocated items increased by $57.9 million to $5.7 million from a loss of $52.2 million in the same period in 2001. Unallocated corporate overhead remained fairly consistent for the year ended December 31, 2002, compared to 2001. The additional income resulted mainly from higher exchange gains in 2002 as compared to 2001. Foreign exchange gains were $47.0 million for the year ended December 31, 2002, compared to $2.9 million for 2001.

        Huntsman International covers its foreign exchange exposure by optimizing natural hedge positions across its business segments. As a result, part of the exchange gains reported under Unallocated Items are offset by adverse foreign exchange movements in the operating results of individual segments.

Liquidity and Debt

        As of December 31, 2002, Huntsman International had borrowings of $67 million under its $400 million revolving credit facility, in addition to $2 million outstanding in letters of credit issued, and it had a $20 million overdraft line of credit and cash on its balance sheet of $74 million. Huntsman International had total available liquidity of approximately $425 million. An unconsolidated special purpose entity has $280 million in outstanding borrowings related to Huntsman International's accounts receivable securitization program.

        Huntsman International's capital expenditures were $191 million for the year ended December 31, 2002. Approximately $63 million was considered base capital, including expenditures for environmental, health and safety initiatives, and maintenance. Huntsman International spent approximately $23 million to complete the ICON 2 modernization and expansion of its titanium dioxide manufacturing facility at Greatham, UK. Huntsman International spent $12 million on its polyurethanes joint venture project in China and $18 million on completing the implementation of SAP within the Pigments business.

        Debt balances as of December 31, 2002,of Huntsman International and its parent, Huntsman International Holdings LLC, were as follows (in millions):

Huntsman International
•	Senior secured credit facilities	$1,368
•	Senior notes and subordinated notes	1,371
•	Other debt	23

Total Huntsman International debt		$2,762
Huntsman International Holdings
•	Senior discount notes	691

Total debt*		$3,453

*
Does not include off balance sheet securitization financing of $280 million

        On February 7, 2003, Huntsman International amended certain financial covenants, including its leverage and interest coverage covenants, through the second quarter of 2004.

        Note: Huntsman International is 61% owned by the Huntsman group of companies.

        Note: See end of news release for details on conference call to discuss Huntsman International LLC 4th quarter results.

Huntsman LLC
Operating Segments

In Millions (Unaudited)	Three Months Ended December 31, 2002	Three Months Ended December 31, 2001	Year Ended December 31, 2002	Year Ended December 31, 2001
Operating Segment Sales
Performance Products	$239.5	$239.2	$941.7	$992.2
Polymers	199.6	174.2	804.5	816.4
Base Chemicals	249.6	189.1	996.2	1,051.3
Eliminations	(51.1)	(48.3)	(207.1)	(187.9)

Total	$637.6	$554.2	$2,535.3	$2,672.0

Operating EBITDA
Performance Products	$31.6	$56.2	$154.1	$119.0
Polymers	22.0	7.4	72.7	(23.3)
Base Chemicals	(6.6)	23.5	44.7	63.1
Unallocated and other(1)	(14.5)	(16.8)	(38.2)	(68.2)

Operating EBITDA(1)	32.5	70.3	233.3	90.6
Unusual Items	(6.1)	(387.3)	(18.3)	(608.7)

EBITDA	$26.4	$(317.0)	$215.0	$(518.1)

(1)
Included within Operating EBITDA above is loss on sale of accounts receivable. For Huntsman LLC, such loss was $0.8 million for fourth quarter 2001 and $5.9 million for the year 2001 and is included in Unallocated and Other.

Three Months Ended December 31, 2002
Compared to Three Months Ended December 31, 2001

        For the three months ended December 31, 2002, Huntsman LLC had Operating EBITDA of $32.5 million on revenues of $637.6 million, compared to Operating EBITDA of $70.3 million on revenues of $554.2 million for the same period in 2001. This represents an decrease of $37.8 million in Operating EBITDA and an increase of $83.4 million in revenues.

        The increase in revenue was due to higher average selling prices for all segments and greater sales volumes of Base Chemicals, partially offset by lower sales volumes of Performance Products and Polymers. Sales prices increased primarily as a result of rising raw material prices. The increase in Base Chemicals sales volumes was a reflection of increased demand. Performance Products sales volumes were lower due to proactive product and customer rationalization to improve profitability, as well as some reduced demand as a result of general weakness in the economy and a two week shutdown of our largest ethylene oxide unit in Port Neches, Texas, necessitated by compressor repairs. These decreases were partially offset by higher sales volumes of surfactants due to the introduction of three new products. Polymers sales volumes were lower due primarily to reduced volumes of by-products.

        Unusual items represent certain income and expenses that are separated from Operating EBITDA so as not to distort comparative Operating EBITDA. For the three months ended December 31, 2002, there was a $6.1 million charge resulting from reorganization and restructuring costs. For the three months ended December 31, 2001, there was a $387.3 million charge resulting from reorganization and restructuring costs, primarily comprised of an asset impairment charge taken against the Polymers assets.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

        For the year ended December 31, 2002, we had Operating EBITDA of $233.3 million on revenues of $2,535.3 million, compared to a Operating EBITDA of $90.6 million on revenues of $2,672.0 million for the same period in 2001. This represents an increase of $142.7 million in Operating EBITDA and a decrease of $136.7 million in revenues.

        Revenues decreased $136.7 million to $2,535.3 million for the year ended December 31, 2002 from $2,672.0 million for the same period in 2001. The decrease was due to lower average selling prices for all business segments and lower sales volumes of Polymers, partially offset by higher sales volumes of Base Chemicals and Performance Products. Average sales prices decreased as a result of lower underlying raw material costs. Lower sales volumes of Polymers were due to the permanent closure of our styrene plant in Odessa, Texas, in 2001. Higher sales volumes of Base Chemicals were due to improved market conditions for cyclohexane and MTBE and increased feedstock availability for butadiene. Higher sales volumes of Performance Products were primarily a result of the restart of one of our ethylene oxide units in September 2001 following an explosion that occurred in December 2000, stronger market conditions for ethylene glycol and the introduction of new surfactant products. This was partially offset by lower sales volumes for certain amines products as a result of proactive product and customer rationalization to improve profitability.

        Unusual items represent certain income and expenses that are separated from Operating EBITDA so as not to distort comparative Operating EBITDA. For the year ended December 31, 2002, $18.3 million in charges resulted primarily from reorganization and restructuring costs largely associated with the Company's debt restructuring which was completed on September 30, 2002. For the year ended December 31, 2001, $608.7 million in charges resulted from reorganization and restructuring costs including asset impairment charges taken in the fourth quarter 2001 against the Polymers assets, together with expenses associated with the Company's cost reduction and debt restructuring initiatives.

Segment Discussion

Performance Products

        For the three months ended December 31, 2002, Performance Products Operating EBITDA decreased by $24.6 million to $31.6 million from $56.2 million for the same period in 2001. The decrease was due primarily to higher ethylene-based feedstock costs and lower sales volumes, partially offset by higher average selling prices and cost saving measures implemented during 2001 and 2002. The $24.6 million decrease in Operating EBITDA includes $14.6 million received in 2001 from business interruption insurance proceeds relating to a loss sustained in an explosion in our ethylene oxide unit in December of 2000.

        For the year ended December 31, 2002, Performance Products Operating EBITDA increased by $35.1 million to $154.1 million from $119.0 million for the same period in 2001. The increase was due primarily to lower ethylene-based feedstock costs, higher sales volumes and fixed cost savings from measures implemented during 2001 and 2002. The $35.1 million increase in Operating EBITDA includes $33.6 million received in 2001 from business interruption insurance proceeds relating to a loss sustained in an explosion in our ethylene oxide unit in December of 2000.

Polymers

        For the three months ended December 31, 2002, Polymers Operating EBITDA increased by $14.6 million to $22.0 million from $7.4 million for the same period in 2001. The increase was due primarily to higher average selling prices outpacing increases in raw material prices, improved plant reliability, reductions in fixed costs through the elimination and consolidation of our work force, and the closures of our styrene plant and a portion of our polypropylene plant in Odessa, Texas.

        For the year ended December 31, 2002, Polymers Operating EBITDA increased by $96.0 million to $72.7 million from a loss of $23.3 million for the same period of 2001. The increase was primarily due to decreases in raw material and energy prices that outpaced decreases in average selling prices, improved plant reliability, reductions in fixed costs through the elimination and consolidation of our work force, and the closures of our styrene plant and a portion of our polypropylene plant in Odessa, Texas.

Base Chemicals

        For the three months ended December 31, 2002, Base Chemicals Operating EBITDA decreased by $30.1 million to a loss of $6.6 million from a profit of $23.5 million for the same period in 2001. The decrease was primarily due to increases in raw material prices that outpaced increases in average selling prices. Higher raw material prices were partially a result of the shortage of crude oil due to the strike in Venezuela and the uncertainty regarding possible war with Iraq. In addition, natural gas prices were higher due to the unusually cold start to the winter heating season, compounded further by significant volatility surrounding energy markets in general. The decreases in Operating EBITDA resulting from higher feedstock and energy prices were partially offset by cost saving measures we implemented during 2001 and 2002 to reduce fixed manufacturing expenses and SG&A expenses.

        For the year ended December 31, 2002, Base Chemicals Operating EBITDA decreased by $18.4 million to $44.7 million from $63.1 million for the same period in 2001. The decrease was due primarily to declines in average selling prices outpacing decreases in raw material prices for most Base Chemical products, partially offset by cost savings resulting from our cost reduction program. In the fourth quarter of 2002 raw material prices spiked upward as a result of a shortage of crude oil due to the strike in Venezuela, the uncertainty regarding possible war with Iraq and significant volatility surrounding energy markets in general.

Unallocated Items

        Unallocated items include unallocated corporate overhead and other non-operating income (expenses). For the three months ended December 31, 2002, Operating EBITDA from Unallocated Items increased by $2.3 million to a loss of $14.5 million from a loss of $16.8 million for the same period in 2001. The $2.3 million increase was due primarily to a reduction in corporate overhead costs occasioned by the Company's cost reduction initiatives.

        For the year ended December 31, 2002, Operating EBITDA from unallocated items increased by $30.0 million to a loss of $38.2 million from a loss of $68.2 million for the same period in 2001. The $30.0 million increase was due primarily to a reduction in corporate overhead costs resulting from cost reduction initiatives.

Liquidity and Debt

        As of December 31, 2002, Huntsman LLC had borrowings of $32 million outstanding under its $275 million revolving credit facility in addition to $15 million in letters of credit issued, and had $8 million of cash, on its balance sheet. The company's total available liquidity was $236 million. Capital expenditures for the year ended December 31, 2002, were $65 million.

        Huntsman LLC's debt balances as of December 31, 2002 were as follows (in millions):

•	Senior secured credit facilities	$1,420
•	Senior subordinated notes	59
•	Senior unsecured notes	37
•	Other debt	46

•	Total debt	$1,562

        The debt of Huntsman Other, not reflected above, would include separately financed senior secured credit facilities of approximately $76 million in USD equivalents pertaining to our Australian subsidiaries, and a $98 million subordinated note due 2008.

        Note: Except where otherwise noted, not included in Huntsman LLC numbers are results of Huntsman Other, which are separately financed subsidiaries of Huntsman LLC.

-ends-

Huntsman International LLC and Huntsman International Holdings LLC Conference Call

        We will hold a conference call to discuss Huntsman International LLC 4thquarter financial results on Friday, February 14 at 11:00 a.m. EST.

        Call-in number for participants in the US: (800) 288-8976

        Call in number for international participants: (612) 288-0329

        The conference call will be replayed beginning Friday, February 14 at 6:00 PM EST and ending Friday, February 21 at 2:00 AM EST.

Call-in numbers for the replay:	Within the US—(800) 475-6701 International—(320) 365-3844 Access code for both—673877

        Statements in this release that are not historical are forward-looking statements. These statements are based on our management's current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect our operations, markets, products, services, prices and other factors as discussed in our filings with the Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors. Accordingly, there can be no assurance that our expectations will be realized. We assume no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

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  Exhibit 99.1